EXHIBIT 99.3 - NOMINATING AND GOVERNANCE COMMITTEE CHARTER

INFO-HOLD, INC.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Purpose and Authority

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to (i) identify individuals qualified to become members of the Board of Directors (the “Board”), (ii) recommend director candidates to the Board, (iii) develop, update as necessary and recommend to the Board corporate governance principles and policies applicable to the Company, and (iv) monitor compliance with such principles and policies.

The Committee also shall have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition

Independence

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence standards required by the Nasdaq Stock Market (“Nasdaq”), within one year of the closing date of the Company’s initial public offering of its securities.

Notwithstanding the foregoing, one director who is not independent and who is not a current employee of, or an immediate family member of a current employee of, the Company may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses such determination, the nature of the relationship, and the reason for the determination in the next annual proxy statement or, if the Company does not file a proxy statement, in the next annual report on Form 10-K or 10-KSB. A director who is appointed to the Committee pursuant to this exception may not serve in excess of two years.

Until the Company expands the Board to include three independent directors, the Committee shall be composed of two independent directors.

Appointment and Removal of Members

The members of the Committee shall be appointed by the Board on the recommendation of the Chair of the Board following the Chair’s consultation with the incumbent Chair of the Committee. The Board may remove any member from the Committee at any time with or without cause.

Duties and Responsibilities:

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

Director Selection

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Review, approve and recommend for Board consideration director candidates based on the Director Selection Guidelines outlined in Exhibit A to this Charter, and advise the Board with regard to nomination or election of director candidates.

•	Periodically review, approve and recommend to the Board appropriate revisions to the Director Selection Guidelines outlined in Exhibit A to this Charter.

•	Determine procedures for the review, approval and recommendation of director candidates, as appropriate.

•	Determine procedures for the consideration of shareholder-recommended Board candidates.

Periodic Disclosure

Assist the Company in preparing the disclosure required in the Company’s proxy statement which explains the process used to identify and evaluate nominees for the board of directors, including an explanation of:

1.     Director Nomination Process

    a.        The “minimum qualifications” that must be met for a nominee to be recommended by the Committee, including any specific qualities or skills necessary for a nominee.

    b.        Whether the Company has a policy regarding consideration of shareholder-recommended Board candidates and, if not, why not. The Company must describe the material terms of any policy, including whether the Company will consider shareholder-recommended candidates and, if so, what the procedures are for recommending them.

    c.        The Company’s process for identifying and evaluating potential nominees for the Board, including shareholder-recommended candidates. If shareholder-recommended candidates are evaluated on a different basis from other candidates, the Company must disclose and explain these differences. For all nominees proposed by the Committee for election (other than executive officers or current directors standing for reelection) the Company must disclose which of the following recommended each nominee: shareholder; non-management director, CEO, other executive officer; third party search firm; or other source. The Company must disclose the identity and role of any third party engaged to identify or evaluate potential Board candidates.

    d.        If a 5% or greater shareholder (or group) that has held its position for at least a year recommends a director candidate at least 120 days prior to the anniversary of the mailing date of the prior year’s proxy statement, the Company must disclose the name of the candidate and of the recommending shareholder, and whether the Company nominated the candidate.

    e.        The Committee shall assist the Board in preparing disclosure regarding any material change to the procedures for shareholder nomination of directors. The disclosure will be made in the Form 10-Q or 10-QSB filed for the period in which the material change occurred (or the Form 10-K, for the fourth quarter). Adopting procedures for the first time will be considered a material change.

2.       Shareholder Communications with the Board

The Company shall disclose whether the Company has a process for shareholders to communicate with the Board and, if not, why not. Finally, the Company must explain the process shareholders should use for sending communications to the Board or to specific individual directors.

Board and Board Performance

•	Periodically review and recommend to Board appropriate size of the Board.

•	Periodically o review appropriateness of any restrictions on Board service, such as term limits and retirement policy.

•
Recommend to Board standards regarding Company’s definition of “independence” as such term relates to directors (taking into account, among other things, Nasdaq requirements and any other laws and regulations applicable to the Company).

•	Establish performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation.
•	Establish, coordinate and review with the Chair of Board criteria and method for evaluating the effectiveness of the Board.

•	Recommend frequency of regular meetings of non-management directors and develop format for such meetings, including selection of presiding director at such meetings.

•	Determine method of communications between (i) employees, shareholders and other interested parties and (ii) non-management directors and/or the presiding non-management director .

Board Leadership

•	Develop and recommend to the Board procedures for selection of the Chair of the Board.

•	Develop and recommend to the Board procedures for Board review of, and for communicating such review to, the Chair of the Board.

Board Relationship to Senior Management

•	Monitor process and scope of director access to Company management and employees and communications between directors and Company management and employees.

Meeting Procedures

•	Develop annual meeting calendar for Board.

•	Develop process for preparing agendas for, organizing and running Board meetings.

•	Determine appropriate timing for distribution of Board materials to allow directors adequate time to review materials and prepare for meetings.

Board Committee Matters

•	Recommend to Board, as appropriate, number, type, functions, structure and independence of committees.

•
Annually recommend to Board director membership on Board committees and advise Board and/or committees with regard to selection of Chairs of committees. (The Committee should consider rotation of Chairs and committee members when making its recommendations).

•	Determine criteria and procedures for selection of committee members and Chairs, as appropriate.

•	Establish and coordinate with applicable committee Chair criteria and method for evaluating the effectiveness of the committees.

Director Orientation and Continuing Education

•	Periodically review and revise, as appropriate, the Company’s director orientation program.

•	Monitor, plan and support continuing education activities of the directors.

Governance Policies

•
Develop, review and recommend to the Board, as appropriate, other principles and policies relating to corporate governance; and monitor compliance with and the effectiveness of such principles and policies, as appropriate.

Committee Reports to Board

•	Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work.

Meetings

The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as Chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

EXHIBIT A

Director Selection Guidelines

The Charter of the Nominating and Corporate Governance Committee (the “Committee”) of the Board requires the Committee to develop and periodically review and recommend to the Board appropriate revisions to these Director Selection Guidelines. The following guidelines have been adopted by the Board upon the recommendation of the Committee.

Director Qualifications

When considering potential director candidates for nomination or election, directors should consider the following qualifications, among others, of each director candidate:

•	High standard of personal and professional ethics, integrity and values;

•	Training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	Willingness and ability to keep an open mind when considering matters affecting interests of the Company and its constituents;

•	Willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;

•	Willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs

•	Willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

•	Willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performances.

Board Composition Selection Criteria

The Board believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition should be considered when determining Board needs and evaluating director candidates to fill such needs:

•	Independence;

•	Diversity (e.g., age, geography, professional, other);

•	Professional experience;

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•	Industry knowledge (e.g., relevant industry or trade association participation);

•	Skills and expertise (e.g., accounting or financial);

•	Leadership qualities;

•	Public company board and committee experience;

•	Non-business-related activities and experience (e.g., academic, civic, public interest);

•	Board continuity (including succession planning);

•	Board size;

•	Number and type of committees, and committee sizes; and

•	Legal and Nasdaq, or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Selection Procedures

Potential director candidates should be referred to the Chair of the Committee for consideration by the Committee and possible recommendation to the Board. The Committee shall maintain a list of director candidates to consider and propose to the Board, as required. If necessary or desirable in the opinion of the Committee, the Committee will determine appropriate means for seeking additional director candidates, including engagement of any outside consultant to assist the Committee in the identification of director candidates.

The Committee shall decide on the appropriate means for the review, recommendation and/or selection of individual director candidates, including current directors, and the recommendation of director candidates to the Board. In the event of a vacancy on the Board, the Chair of the Committee shall initiate the effort to identify appropriate director candidates.

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